NVEST FUNDS TRUST I
                              NVEST FUNDS TRUST II
                              NVEST FUNDS TRUST III
                           NVEST CASH MANAGEMENT TRUST
                       NVEST TAX EXEMPT MONEY MARKET TRUST

                     AMENDMENT DATED DECEMBER 1, 2000 TO THE
            ADMINISTRATIVE SERVICES AGREEMENT DATED OCTOBER 30, 2000
            --------------------------------------------------------

The following information replaces in its entirety section 3. Compensation and Expenses, in the Administrative Services Agreement dated October 30, 2000:

3.   Compensation and Expenses.

(a) For the services provided by NSC hereunder, the Trusts shall pay NSC the greater of the following:

     (1) an annual minimum fee payable in equal monthly installments of $2.5 million. This minimum fee would only apply when and if the collective average nets assets of the existing Trusts dropped below $7,155,000,000; or

     (2) a monthly fee (accrued daily) based on the Trusts' average daily net assets during the calendar month, such fee being calculated at the annualized rates set forth below:

------------------------------------------ -------------------------------------
         AVERAGE DAILY NET ASSETS             ANNUALIZED FEE RATE
         ------------------------             AS A % OF AVERAGE DAILY NET ASSETS
------------------------------------------ -------------------------------------
------------------------------------------ -------------------------------------
         $0 - $5 billion                      0.0350%
------------------------------------------ -------------------------------------
         Next $5 billion                      0.0325%
------------------------------------------ -------------------------------------
------------------------------------------ -------------------------------------
         Over $10 billion                     0.0300%
------------------------------------------ -------------------------------------

     (3) in addition, all new funds that become effective after January 1, 2001 would be subject to a fee the greater of the basis point fee or an annual administration fee of $100,000 for multi-manager Star products and $70,000 for funds managed by a single subadviser, or adviser in the absence of a subadviser.

Subject to each party's right to terminate this Agreement pursuant to Section 7 hereof, the Administrator and the Fund agree that the fees as set forth in this Amendment shall remain in effect for a period of one year commencing December 1, 2000. Upon the expiration of such one year period, the Administrator and the Fund hereby agree to negotiate in good faith any such changes as they may deem necessary.

NVEST FUNDS TRUST I                                 NVEST SERVICES COMPANY, INC.
NVEST FUNDS TRUST II
NVEST FUNDS TRUST III
NVEST CASH MANAGEMENT TRUST
NVEST TAX EXEMPT MONEY
      MARKET TRUST


BY: /s/ JOHN T. HAILER                      BY: /s/ CHRISTOPHER L. WILSON
    --------------------------                  --------------------------------
    John T. Hailer, President                   Christopher L. Wilson, President